UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 30, 2014

KID BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Route 17 North, 6th Floor, Rutherford, New Jersey		07070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 30, 2014, Kid Brands, Inc. (the “Company”) entered into an engagement letter (the “Engagement Letter”) retaining PricewaterhouseCoopers LLP (“PWC”) to provide restructuring advisory services to the Company under the direction of its Board of Directors (the “Board”). Under the terms of the Engagement Letter, if requested by the Company, PWC (through a project team) will provide the following services, among others, to the Company: review and analyze cash flow forecasts, financial projections and business restructuring alternatives; identify and implement liquidity management initiatives; advise in connection with negotiations with lenders, creditors and other parties in interest; assist in due diligence preparation and coordination with respect to potential buyers or investors; assist in the evaluation of indications of interest and the negotiation of appropriate documentation; advise in connection with any proposed asset sales or restructuring of existing indebtedness, including proposed transactions which may potentially take place in the context of a bankruptcy proceeding involving the Company; and assist the Company in connection with its accumulation of data and preparation of information and reports that may be required by a bankruptcy court, if necessary, and such other documentation that is customarily issued by a debtor.

In connection with the execution of the Engagement Letter, PWC is entitled to an initial retainer in the amount of $100,000 (and monthly invoices no more than $100,000 will be rendered to replenish the retainer), and will reimburse PWC for reasonable out-of-pocket expenses approved by the Company in advance. The Engagement Letter may be terminated at any time by either the Company or PWC upon written notice to the other party.

Section 8 — Other Events

Item 8.01 Other Events

Effective May 27, 2014: (i) Serta, Inc. (“Serta”) terminated the Trademark License Agreement between Serta and the Company’s LaJobi subsidiary, and demanded outstanding minimum guaranteed royalties in the amount of approximately $140,000; and (ii) Disney Consumer Products, Inc. (“Disney”) terminated the license agreements between Disney and each of the Company’s Kids Line subsidiary and its Sassy subsidiary. These terminations constitute additional failures of conditions to lending and events of default under the Company’s credit agreement (the “Credit Agreement”) with Salus Capital Partners, LLC, as Agent and lender, and the other lenders from time to time party thereto, and the Agent has been informed of these terminations. As has been previously disclosed, on May 19, 2014, the Company received a notice of default and reservation of rights letter (the “Reservation of Rights Letter”) from the Agent with respect to other specified failures of conditions to lending and events of default existing under the Credit Agreement (including a notice of breach and amendment from The William Carter Company regarding its license agreement with the Company’s Sassy subsidiary), pursuant to which the Agent and the lenders expressly reserved all rights and remedies available thereunder, in law or in equity. The Reservation of Rights Letter states that the lenders are not obligated to make additional loans or otherwise extend credit to the Company. For a further discussion of the terms of the Reservation of Rights Letter, see the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2014.

Unless and until the Company is able to secure a waiver of the failure of conditions to lending, its lenders are entitled to refuse to permit any further draw-downs on the Company’s revolvers. Unless and until the Company is able to secure a waiver of the events of default, its lenders are entitled to, among other things, accelerate the loans under the Credit Agreement, declare the commitments thereunder to be terminated and/or refuse to permit further draw-downs on the revolvers, seize collateral or take other actions of secured creditors. Any of the foregoing will have a material adverse effect on the Company’s financial condition and results of operations, and likely cause it to become bankrupt or insolvent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2014	KID BRANDS, INC.

	By:	/s/ Kerry Carr
Kerry Carr
Executive Vice President, Chief Operating Officer and Chief Financial Officer